Exhibit 3.1

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

BDC PAYMENTS HOLDINGS, INC.

BDC Payments Holdings, Inc., a Delaware corporation, hereby certifies that:

1. The name of the corporation is BDC Payments Holdings, Inc. The date of filing its original Certificate of Incorporation with the Secretary of State was August 2, 2018 under the name BDC Payments Holdings, Inc.

2. This Amended and Restated Certificate of Incorporation of the corporation attached hereto as Exhibit “1”, which is incorporated herein by this reference, and which restates, integrates and further amends the provisions of the Amended and Restated Certificate of Incorporation of this corporation as previously amended or supplemented, has been duly adopted by the corporation’s Board of Directors and the requisite stockholders in accordance with Sections 242 and 245 of the Delaware General Corporation Law, with the approval of the corporation’s stockholders having been given by written consent without a meeting in accordance with Section 228 of the Delaware General Corporation Law.

IN WITNESS WHEREOF, said corporation has caused this Amended and Restated Certificate of Incorporation to be signed by its duly authorized officer and the foregoing facts stated herein are true and correct.

Dated: December 21, 2018

BDC PAYMENTS HOLDINGS, INC.

By:	/s/ René Lacerte
René Lacerte, CEO

EXHIBIT “1”

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

BDC PAYMENTS HOLDINGS, INC.

ARTICLE I

The name of the corporation is BDC Payments Holdings, Inc.

ARTICLE II

The address of the registered office of the corporation in the State of Delaware is 3500 South Dupont Highway, City of Dover, County of Kent, DE 19901. The name of its registered agent at that address is Incorporating Services, Ltd.

ARTICLE III

The purpose of the corporation is to engage in any lawful act or activity for which a corporation may be organized under the Delaware General Corporation Law of the State of Delaware.

ARTICLE IV

This corporation is authorized to issue three classes of shares, designated “Common Stock,” “Nonvoting Common Stock” and “Preferred Stock,” respectively, each of which shall have par value of $0.00001 per share. The total number of shares authorized to be issued is Two Hundred Eighty-Nine Million Three Hundred Ninety Thousand One Hundred Thirty-Four (289,390,134) consisting of (i) One Hundred Sixty-Nine Million Three Hundred Thousand (169,300,000) shares of Common Stock, (ii) Fourteen Million (14,000,000) shares of Nonvoting Common Stock and (iii) One Hundred Six Million Ninety Thousand One Hundred Thirty-Four (106,090,134) shares of Preferred Stock, of which Five Million Four Hundred Thousand (5,400,000) are designated as “Series A Preferred Stock,” Twenty One Million Seven Hundred Thirty-Two Thousand Seven Hundred Eighty-Four (21,732,784) are designated as “Series B Preferred Stock,” Nine Million One Hundred Ninety-Seven Thousand One Hundred Thirty-Nine (9,197,139) are designated as “Series C Preferred Stock,” Twelve Million Four Hundred Twenty-Five Thousand (12,425,000) are designated as “Series D Preferred Stock”, Seventeen Million Five Hundred Twelve Thousand Two Hundred Eighty-Two (17,512,282) are designated as “Series E Preferred Stock,” One Million Three Hundred Ninety-Three Thousand Thirty-Five (1,393,035) are designated as “Series E-1 Preferred Stock,” Nine Million Seven Hundred Fifty-Six Thousand Seventeen (9,756,017) are designated as “Series F Preferred Stock”, Eighty-One Thousand Nine Hundred Eighty-Three (81,983) are designated as “Series F-1 Preferred Stock,” Sixteen Million Eight Hundred Ninety-One Thousand Eight Hundred Ninety-Four (16,891,894) are designated as “Series G Preferred Stock,” and Eleven Million Seven Hundred Thousand (11,700,000) are designated as “Series H Preferred Stock.”

ARTICLE V

The rights, preferences, privileges and restrictions granted to and imposed on the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock, Series E-1 Preferred Stock, Series F Preferred Stock, Series F-1 Preferred Stock, Series G Preferred Stock, Series H Preferred Stock, Common Stock, and Nonvoting Common Stock are as hereinafter set forth in this Article V and, with respect to certain matters relating to the Series E-1 Preferred Stock and Series F-1 Preferred Stock, Article VI.

1. DEFINITIONS. For purposes of this Article V and Article VI, the following definitions apply:

1.1 “Board” shall mean the Board of Directors of the Company.

1.2 “Company” shall mean this corporation.

1.3 “Common Stock” shall mean the Common Stock, $0.00001 par value per share, of the Company.

1.4 “Common Stock Dividend” shall mean a stock dividend declared and paid on the Common Stock and Nonvoting Common Stock that is payable in shares of Common Stock and Nonvoting Common Stock, respectively.

1.5 “Filing Date” shall mean the date on which this Amended and Restated Certificate of Incorporation is accepted for filing by the Secretary of State of the State of Delaware.

1.6 “Nonvoting Common Stock” shall mean the Nonvoting Common Stock, $0.00001 par value per share, of the Company.

1.7 “Original Issue Price” shall mean Thirty Nine Cents ($0.39) per share for the Series A Preferred Stock, Seventy Three Cents ($0.73) per share for the Series B Preferred Stock, Ninety Two Cents and Forty Two Ten Thousandths ($0.9242) per share for the Series C Preferred Stock, One Dollar Twenty Five Cents ($1.25) per share for the Series D Preferred Stock, Two Dollars One Cent ($2.01) per share for each of the Series E Preferred Stock and Series E-1 Preferred Stock, Three Dollars Four Cents and Ninety-Four Ten Thousandths ($3.0494) per share for each of the Series F Preferred Stock and Series F-1 Preferred Stock, Four Dollars Eighty-Eight Cents and Forty Ten Thousandths ($4.8840) per share for the Series G Preferred Stock and Eight Dollars Thirty Cents and Seventy-Seven Ten Thousandths ($8.3077) per share for the Series H Preferred Stock (in each case as adjusted to the extent necessary to reflect any Preferred Stock Event (as defined below)).

1.8 “Permitted Repurchases” shall mean the repurchase by the Company of shares of Common Stock held by employees, officers, directors, consultants, independent contractors, advisors, or other persons performing services for the Company or any Subsidiary that are subject to restricted stock purchase agreements, vesting agreements, stock option exercise agreements, or similar agreements under which the Company has the option to repurchase such shares: (i) at cost, upon the occurrence of certain events, such as the termination of employment or services; or (ii) at any price pursuant to the Company’s exercise of a right of first refusal to repurchase such shares, as applicable.

1.9 “Preferred Dividend Rate” shall mean Three Cents ($0.03) per share per annum for the Series A Preferred Stock, Six Cents ($0.06) per share per annum for the Series B Preferred Stock, Seven Cents and Four Thousandths ($0.074) per share per annum for the Series C Preferred Stock, Ten Cents ($0.10) per share per annum for the Series D Preferred Stock, Sixteen Cents and Eight Ten Thousandths ($0.1608) per share per annum for each of the Series E Preferred Stock and Series E-1 Preferred Stock, Twenty-Four Cents and Forty Ten Thousandths ($0.2440) per share per annum for each of the Series F Preferred Stock and Series F-1 Preferred Stock, Thirty-Nine Cents and Seven Ten Thousandths ($0.3907) per share per annum for the Series G Preferred Stock and Sixty-Six Cents and Forty-Six Ten Thousandths ($0.6646) per share per annum for the Series H Preferred Stock (as adjusted to the extent necessary to reflect any Preferred Stock Event (as defined below)).

1.10 “Preferred Stock” shall mean the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock, the Series D Preferred Stock, the Series E Preferred Stock, the Series E-1 Preferred Stock, the Series F Preferred Stock, the Series F-1 Preferred Stock, the Series G Preferred Stock and the Series H Preferred Stock of the Company.

1.11 “Preferred Stock Event” shall mean any of the following events occurring after the Filing Date with respect to a series of Preferred Stock: (i) the issuance by the Company of additional shares of such series of Preferred Stock as a dividend or other distribution on the outstanding shares of such series of Preferred Stock, (ii) a subdivision of the outstanding shares of Preferred Stock into a greater number of shares of such Preferred Stock, (iii) a combination of the outstanding shares of such series of Preferred Stock into a smaller number of shares of such series of Preferred Stock, or (iv) the conversion or change of the outstanding shares of such series of Preferred Stock into a different number of shares of some other class or classes of stock whether by recapitalization, reclassification or otherwise, provided, however, that in no event shall a Preferred Stock Event be deemed to include, a liquidation, dissolution or winding up of the Company provided for in Section 3, or any conversion, recapitalization, reclassification or other event for which adjustment is made under Section 5.

1.12 “Series A Preferred Stock” shall mean the Series A Preferred Stock, $0.00001 par value per share, of the Company.

1.13 “Series B Preferred Stock” shall mean the Series B Preferred Stock, $0.00001 par value per share, of the Company.

1.14 “Series C Preferred Stock” shall mean the Series C Preferred Stock, $0.00001 par value per share, of the Company.

1.15 “Series D Preferred Stock” shall mean the Series D Preferred Stock, $0.00001 par value per share, of the Company.

1.16 “Series E Preferred Stock” shall mean the Series E Preferred Stock, $0.00001 par value per share, of the Company.

1.17 “Series E-1 Preferred Stock” shall mean the Series E-1 Preferred Stock, $0.00001 par value per share, of the Company.

1.18 “Series F Preferred Stock” shall mean the Series F Preferred Stock, $0.00001 par value per share, of the Company.

1.19 “Series F-1 Preferred Stock” shall mean the Series F-1 Preferred Stock, $0.00001 par value per share, of the Company.

1.20 “Series G Preferred Stock” shall mean the Series G Preferred Stock, $0.00001 par value per share, of the Company.

1.21 “Series H Preferred Stock” shall mean the Series H Preferred Stock, $0.00001 par value per share, of the Company.

1.22 “Subsidiary” shall mean any corporation, limited liability company, partnership or other entity of which at least fifty percent (50%) of the outstanding voting stock or other ownership interests having ordinary voting power is at the time owned directly or indirectly by the Company or by one or more of such subsidiary corporations, limited liability companies, partnerships or other entities.

2. DIVIDEND RIGHTS.

2.1 Preferred Stock Dividend Preference. In each calendar year, the holders of each series of the then outstanding Preferred Stock shall be entitled to receive, when, as and if declared by the Board, out of any funds and assets of the Company legally available therefor, noncumulative dividends at the applicable Preferred Dividend Rate for such series, prior and in preference to the payment of any dividend on the Common Stock and Nonvoting Common Stock in such calendar year. No dividends shall be paid with respect to the Common Stock or Nonvoting Common Stock during any calendar year unless dividends in the total amount of the applicable Preferred Dividend Rate shall have first been paid or declared and set apart for payment to the holders of each series of the Preferred Stock during that calendar year. Payments of any dividends to the holders of Preferred Stock shall be paid pro rata, on an equal priority, pari passu basis according to their respective dividend preferences as set forth herein. Dividends on the Preferred Stock shall not be mandatory or cumulative, and no rights or interest shall accrue to the holders of the Preferred Stock by reason of the fact that the Company shall fail to declare or pay dividends on the Preferred Stock in the amount of the Preferred Dividend Rate for the Preferred Stock or in any other amount in any calendar year or any fiscal year of the Company, whether or not the earnings of the Company in any calendar year or fiscal year were sufficient to pay such dividends in whole or in part. Notwithstanding anything to the contrary herein, the provisions of Sections 2.1, 2.2 and 2.3 shall not apply to any Common Stock Dividend, any Permitted Repurchase, or any dividend for which an adjustment is made pursuant to Section 5.5.

2.2 Participation Rights. If, after dividends in the full preferential amount specified in Section 2.1 for the Preferred Stock have been paid or declared and set apart in any calendar year of the Company, the Board shall declare additional dividends out of funds legally available therefor in that calendar year, then such additional dividends shall be declared pro rata on the Common Stock, Nonvoting Common Stock, and the Preferred Stock according to the number of shares of Common Stock and Nonvoting Common Stock held by such holders, where each holder of shares of Preferred Stock is to be treated for this purpose as holding the greatest whole number of shares of Common Stock or Nonvoting Common Stock then issuable upon conversion of all shares of Preferred Stock, at the then effective and applicable conversion rate, held by such holder pursuant to Section 5 (with the Series E-1 Preferred Stock treated as being convertible (without actual conversion) into shares of Common Stock at the Series E Conversion Rate and the Series F-1 Preferred Stock treated as being convertible (without actual conversion) into shares of Common Stock at the Series F Conversion Rate). The “Series E Conversion Rate” means the quotient obtained by dividing the Original Issue Price for the Series E Preferred Stock by the Conversion Price for the Series E Preferred Stock as in effect on the effective date of the conversion (or deemed conversion) of such shares of Series E-1 Preferred Stock. The “Series F Conversion Rate” means the quotient obtained by dividing the Original Issue Price for the Series F Preferred Stock by the Conversion Price for the Series F Preferred Stock as in effect on the effective date of the conversion (or deemed conversion) of such shares of Series F-1 Preferred Stock.

2.3 Non-Cash Dividends. Subject to Article VI, Section 2.2, whenever a dividend provided for in this Section 2 shall be payable in property other than cash, the value of such dividend shall be deemed to be the fair market value of such property as determined in good faith by the Board.

3. LIQUIDATION RIGHTS. In the event of any Sale of the Company (as defined below), the proceeds, funds and assets that may be legally distributed to the Company’s stockholders (the “Available Funds and Assets”) shall be distributed to stockholders in the following manner:

3.1 Preferred Stock Liquidation Preference. Subject to the rights of holders of any new series of preferred stock of the Company that may be authorized after the Filing Date, the holder of each share of each series of Preferred Stock then outstanding shall be entitled to be paid, out of the Available Funds and Assets and prior and in preference to any payment or distribution (or any setting apart of any payment or distribution) of any Available Funds and Assets on any share of Common Stock or Nonvoting Common Stock, an amount per share equal to the applicable Original Issue Price plus all declared and unpaid dividends on such series of the Preferred Stock. If upon any Sale of the Company, the Available Funds and Assets to be distributed to the holders of the Preferred Stock shall be insufficient to permit the payment to such holders of their full preferential amount described in this Section 3.1, then all of the Available Funds and Assets available to be distributed pursuant to this Section 3.1 shall be distributed among the holders of the then outstanding Preferred Stock pro rata, on an equal priority, pari passu basis, according to their full respective liquidation preferences as set forth herein.

3.2 No Participation Rights. If there are any Available Funds and Assets remaining after the payment or distribution (or the setting aside for payment or distribution) to the holders of the Preferred Stock of their full preferential amounts described above in Section 3.1, then, subject to Section 3.5, all such remaining Available Funds and Assets shall be distributed on a pro rata basis among the holders of the then outstanding Common Stock and Nonvoting Common Stock according to the number of shares of Common Stock and Nonvoting Common Stock held by such holders.

3.3 Merger or Sale of Assets; Liquidation. The (i) reorganization, consolidation or merger of the Company with or into any other entity or entities in which the holders of the Company’s outstanding shares immediately before such reorganization, consolidation or merger do not, immediately after such reorganization, consolidation or merger retain stock (or other ownership interests) representing a majority of the voting power of the surviving entity or entities of such reorganization, consolidation or merger in substantially the same proportion as their ownership immediately prior to the reorganization, consolidation or merger as a result of their shareholdings in the Company immediately prior to the reorganization, consolidation or merger; (ii) sale, transfer or other disposition of all or substantially all of the assets of the Company and its subsidiaries, taken as a whole or the sale or disposition (whether by merger, consolidation or otherwise) of one or more subsidiaries of the Company if substantially all of the assets of the Company and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of the Company; (iii) the closing of the transfer (whether by merger, consolidation or otherwise), in one transaction or a series of related transactions, to a person or group of affiliated persons (other than an underwriter of the Company’s securities), of the Company’s securities if, after such closing, such person or group of affiliated persons would hold fifty percent (50%) or more of the outstanding voting stock of the Company (or the surviving or acquiring entity); or (iv) liquidation, dissolution or winding up of the Company (whether voluntary or involuntary), shall each be deemed to be a “Sale of the Company”. The treatment of any particular transaction or series of related transactions as a Sale of the Company may be waived by the vote or written consent of the holders of a majority of the outstanding Preferred Stock (voting together as a single class on an as converted to Common Stock basis) with the Series E-1 Preferred Stock being treated as convertible (without actual conversion) at the Series E Conversion Rate for this purpose and the Series F-1 Preferred Stock being treated as convertible (without actual conversion) at the Series F Conversion Rate for this purpose (the “Requisite Majority”). For the avoidance of doubt, the Series E-1 Preferred Stock and the Series F-1 Preferred Stock shall not be subject to the Regulatory Voting Restriction (as defined below) for purposes of the specific vote referenced in the immediately preceding sentence.

3.4 Non-Cash Consideration. Subject to Article VI, Section 2.2, if any assets of the Company distributed to stockholders in connection with any Sale of the Company are other than cash, then the value of such assets shall be their fair market value as determined in good faith by the Board, except that any securities to be distributed to stockholders in a Sale of the Company shall be valued as follows:

(a) The method of valuation of securities not subject to investment letter or other similar restrictions on free marketability shall be as follows:

(i) if the securities are then traded on a national securities exchange (or a similar national quotation system), then the value shall be deemed to be the average of the closing prices of the securities on such exchange or system over the 30-day period ending three (3) days prior to the distribution; and

(ii) if actively traded over-the-counter, then the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the 30-day period ending three (3) days prior to the distribution; and

(iii) if there is no active public market, then the value shall be the fair market value thereof, as determined in good faith by the Board.

(b) The method of valuation of securities subject to investment letter or other restrictions on free marketability shall be to make an appropriate discount from the market value determined as above in subparagraphs (a)(i), (ii) or (iii) of this Section 3.4 to reflect the approximate fair market value thereof, as determined in good faith by the Board.

3.5 Alternative Liquidation Rights. Notwithstanding the foregoing provisions, if in the event of a Sale of the Company a holder of shares of any series of Preferred Stock would be entitled to receive, pursuant to Section 3.1, an amount that is less than the amount that such holder would receive in such Sale of the Company if such shares were converted into Common Stock pursuant to Section 5 (with the Series E-1 Preferred Stock treated as being convertible (without actual conversion) into shares of Common Stock at the Series E Conversion Rate and the Series F-1 Preferred Stock treated as being convertible (without actual conversion) into shares of Common Stock at the Series F Conversion Rate) as of immediately prior to such Sale of the Company (the “Alternative Amount”), then in lieu of receiving any amounts under Section 3.1 on account of such shares, such holder shall instead receive the Alternative Amount on account of such shares.

3.6 Allocation of Escrow and Contingent Consideration. In the event of a Sale of the Company pursuant to this Article V, Section 3, if any portion of the consideration payable to the stockholders of the Company is payable only upon satisfaction of contingencies (the “Additional Consideration”), then the acquisition or similar agreement shall provide that (a) the portion of such consideration that is not Additional Consideration (such portion, the “Initial Consideration”) shall be allocated among the holders of capital stock of the Company in accordance with Sections 3.1 and 3.2 or, if applicable, Section 3.5, as if the Initial Consideration were the only consideration payable in connection with such Sale of the Company; and (b) any Additional Consideration which becomes payable to the stockholders of the Company upon satisfaction of such contingencies shall be allocated among the holders of capital stock of the Company in accordance with Sections 3.1 and 3.2 or, if applicable, Section 3.5, after taking into account the previous payment of the Initial Consideration as part of the same transaction. For the purposes of this Section 3.6, consideration placed into escrow or retained as holdback to be available for satisfaction of indemnification or similar obligations in connection with such Sale of the Company shall be deemed to be Additional Consideration.

4. VOTING RIGHTS.

4.1 Common Stock and Nonvoting Common Stock.

(a) Common Stock. Each holder of shares of Common Stock shall be entitled to one (1) vote for each share thereof held. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Company entitled to vote, irrespective of the provisions of Section 242(b)(2) of the Delaware General Corporation Law.

(b) Nonvoting Common Stock. The Nonvoting Common Stock shall have no voting rights. The number of authorized shares of Nonvoting Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Company entitled to vote, irrespective of the provisions of Section 242(b)(2) of the Delaware General Corporation Law.

4.2 Preferred Stock. Each holder of shares of Preferred Stock shall be entitled to the number of votes equal to the number of whole shares of Common Stock into which such shares of Preferred Stock could be converted pursuant to the provisions of Section 5 below at the record date for the determination of the stockholders entitled to vote on such matters or, if no such record date is established, the date such vote is taken or any written consent of stockholders is solicited (with the Series E-1 Preferred Stock treated as being convertible (without actual conversion) into shares of Common Stock at the Series E Conversion Rate and the Series F-1 Preferred Stock treated as being convertible (without actual conversion) into shares of Common Stock at the Series F Conversion Rate.

4.3 General Voting Matters.

(a) General. Subject to the foregoing provisions of this Section 4 and the Regulatory Voting Restriction, each holder of Preferred Stock shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled to notice of any stockholders’ meeting in accordance with the Company’s Bylaws (as in effect at the time in question) and applicable law, and shall be entitled to vote, together with the holders of Common Stock, with respect to any question upon which holders of Common Stock have the right to vote, except as may be otherwise provided herein or by applicable law. Except as otherwise expressly provided herein or as required by law, the holders of the Preferred Stock and the holders of Common Stock shall vote together and not as separate classes.

Any references in this Amended and Restated Certificate of Incorporation or the bylaws of the Company to a majority or other proportion of stock or shares, including with respect to the percentage of stock or shares required to approve a matter, shall refer to such majority or other proportion of the voting power of such stock or shares, based on the votes that the holders of such outstanding stock or shares (including the Series E-1 Preferred Stock and the Series F-1 Preferred Stock, as subject to the Regulatory Voting Restriction, as applicable) are entitled to cast as of the record date for voting on (or taking action by consent with respect to) such matter.

(b) Regulatory Voting Restriction. Notwithstanding the stated or statutory voting rights of holders of shares of Series E-1 Preferred Stock or Series F-1 Preferred Stock, in no event shall a Regulated Holder (as defined below) and its Transferees (as defined below), collectively, be entitled to cast a number of votes representing more than 4.99% of the voting power of any “class” of “voting securities” of the Company entitled to vote on any matter (including matters with respect to which such holders are entitled or required to provide their approval or consent) (as such terms are interpreted, and as such percentage is calculated, under the BHCA (as defined below)), including matters with respect to which (i) the Preferred Stock votes together as a single class and (ii) the Preferred Stock votes with shares of Common Stock as a single class on an as converted to Common Stock basis (such voting rights to be allocated pro rata among the Regulated Holder and its Transferees based on the number of shares of Series E-1 Preferred Stock and Series F-1 Preferred Stock held by each such holder), provided however, that if there are no shares of Preferred Stock outstanding other than the Series E-1 Preferred Stock and/or Series F-1 Preferred Stock, the ownership of shares of Series E-1 Preferred Stock and/or Series F-1 Preferred Stock will not convey to the holder thereof any right to vote for matters on which shares of Preferred Stock are entitled to vote as a single class; provided further, that the Regulatory Voting Restriction shall not apply to matters requiring approval of the holders of shares of Series E-1 Preferred Stock pursuant to Section 7(d) below or to matters requiring approval of the holders of shares of Series F-1 Preferred Stock pursuant to Section 7(f) below, or as otherwise provided expressly herein. The restrictions described in this Section 4.3(b) are referred to herein as the “Regulatory Voting Restriction”. Notwithstanding anything to the contrary in this Amended and Restated Certificate of Incorporation, this Section 4.3(b) shall automatically terminate and be of no further force or effect at such time that no shares of the Company’s capital stock are held by any Regulated Holder or Transferee (as those terms are defined in Article VI).

4.4 Board of Directors Election and Removal.

(a) Election.

(i) So long as at least 2,000,000 shares of Series A Preferred Stock are outstanding, the holders of the Series A Preferred Stock, voting as a separate series, shall be entitled to elect one (1) director of the Company (such minimum share number to be adjusted to the extent necessary to reflect any Preferred Stock Event) (the “Series A Director”).

(ii) So long as at least 2,000,000 shares of Series B Preferred Stock are outstanding, the holders of the Series B Preferred Stock, voting as a separate series, shall be entitled to elect two (2) directors of the Company (such minimum share number to be adjusted to the extent necessary to reflect any Preferred Stock Event) (the “Series B Directors”).

(iii) So long as at least 2,000,000 shares of Series C Preferred Stock are outstanding, the holders of the Series C Preferred Stock, voting as a separate series, shall be entitled to elect one (1) director of the Company (such minimum share number to be adjusted to the extent necessary to reflect any Preferred Stock Event) (the “Series C Director”).

(iv) So long as at least 2,000,000 shares of Series E Preferred Stock are outstanding, the holders of the Series E Preferred Stock, voting as a separate series, shall be entitled to elect one (1) director of the Company (such minimum share number to be adjusted to the extent necessary to reflect any Preferred Stock Event) (the “Series E Director”). The term “Preferred Stock Directors” used herein shall mean those directors elected as a “Preferred Stock Designee” pursuant to that certain Tenth Amended and Restated Voting Agreement by and among the Company and the Holders named therein, dated on or about the Filing Date, as it may be amended from time to time thereafter.

(v) One (1) director of the Company shall be elected by the holders of the outstanding Common Stock, voting as a separate class.

(vi) Any remaining directors of the Company shall be elected by the holders of the outstanding shares of Common Stock and Preferred Stock voting together as a single class (on an as converted to Common Stock basis) including the holders of the Series E-1 Preferred Stock, whose shares shall be subject to the Regulatory Voting Restriction and treated as being convertible into Common Stock (without actual conversion) at the Series E Conversion Rate and the holders of the Series F-1 Preferred Stock whose shares shall be subject to the Regulatory Voting Restriction and treated as being convertible into Common Stock (without actual conversion) at the Series F Conversion Rate.

(b) Quorum; Required Vote.

(i) Quorum. At any meeting held for the purpose of electing directors, the presence in person or by proxy of the holders of a majority of the shares of the (u) Series A Preferred Stock, (v) Series B Preferred Stock, (w) Series C Preferred Stock, (x) Series E Preferred Stock, (y) Common Stock, or (z) the Common Stock and Preferred Stock entitled to vote thereon (voting together as a single class and on an as converted to Common Stock basis (with the Series E-1 Preferred Stock treated as being convertible (without actual conversion) into shares of Common Stock at the Series E Conversion Rate and the Series F-1 Preferred Stock treated as being convertible (without actual conversion) into shares of Common Stock at the Series F Conversion Rate)), respectively, shall constitute a quorum of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series E Preferred Stock, Common Stock, or the Common Stock and Preferred Stock, voting together, as the case may be, for the election of directors to be elected solely by the holders of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series E Preferred Stock, Common Stock, or Common Stock and Preferred Stock, voting together as a single class and on an as converted to Common Stock basis (with the Series E-1 Preferred Stock treated as being convertible (without actual conversion) into shares of Common Stock at the Series E Conversion Rate and the Series F-1 Preferred Stock treated as being convertible (without actual conversion) into shares of Common Stock at the Series F Conversion Rate, respectively.

(ii) Required Vote. With respect to the election of any director or directors by the holders of the outstanding shares of the specified series, class or classes of stock given the right to elect such director or directors pursuant to Section 4.4(a) above (the “Specified Stock”), that candidate or those candidates (as applicable) shall be elected who either: (x) in the case of any such vote conducted at a meeting of the holders of such Specified Stock, receive the highest number of affirmative votes of the outstanding shares of such Specified Stock entitled to vote thereon, up to the number of directors to be elected by such Specified Stock; or (y) in the case of any such vote taken by written consent without a meeting, are elected by the written consent of the holders of a majority of outstanding shares of such Specified Stock entitled to vote thereon, calculated on an as converted to Common Stock basis (with the Series E-1 Preferred Stock treated as being convertible (without actual conversion) into shares of Common Stock at the Series E Conversion Rate and the Series F-1 Preferred Stock treated as being convertible (without actual conversion) into shares of Common Stock at the Series F Conversion Rate).

(c) Vacancy. If there shall be any vacancy in the office of a director elected by the holders of any Specified Stock pursuant to Section 4.4(a), then a successor to hold office for the unexpired term of such director may be elected by the required vote of holders of the shares of such Specified Stock specified in Section 4.4(b)(ii) above that are entitled to elect such director under Section 4.4(a), or as otherwise permitted by applicable law.

(d) Removal. Subject to Section 141(k) of the Delaware General Corporation Law, any director who shall have been elected to the Board by the holders of any Specified Stock pursuant to Section 4.4(a), or as otherwise provided in Section 4.4(c), may be removed during his or her term of office, either with or without cause, by the affirmative vote of shares representing a majority of the voting power of all the outstanding shares of such Specified Stock entitled to vote to elect such director under Section 4.4(a), given either at a meeting of such stockholders duly called for that purpose or pursuant to a written consent of stockholders without a meeting, or as otherwise permitted by applicable law, and any vacancy created by such removal may be filled only in the manner provided in Section 4.4(c).

(e) Procedures. Any meeting of the holders of any Specified Stock, and any action taken by the holders of any Specified Stock by written consent without a meeting, in order to elect or remove a director under this Section 4.4, shall be held in accordance with the procedures and provisions of the Company’s Bylaws, the Delaware General Corporation Law and applicable law regarding stockholder meetings and stockholder actions by written consent, as such are then in effect (including but not limited to procedures and provisions for determining the record date for shares entitled to vote).

4.5 Certain Non-Series E-1 and Series F-1 BHCA Matters. Notwithstanding the foregoing, or anything to the contrary in this Amended and Restated Certificate of Incorporation, any shares of Preferred Stock (but excluding any shares of Series E-1 Preferred Stock and Series F-1 Preferred Stock) or Common Stock held by any holder of record thereof that delivers written notice to the Company stating that such holder’s ownership of such shares of Preferred Stock or Common Stock is subject to the ownership limitations under the Bank Holding Company Act of 1956, as amended, and the regulations promulgated thereunder and requesting that such shares be deemed non-voting Shares pursuant to the terms and conditions of this paragraph (such notice, a “BHCA Notice” and such shares “Regulated Shares”), shall until and unless such holder thereafter delivers written notice to the Company withdrawing the BHCA Notice, be deemed and considered non-voting shares for all purposes of this Amended and

Restated Certificate of Incorporation (including without limitation for purposes of this Section 4), the Company’s bylaws, and any other document, agreement or instrument specifying or defining the voting rights or powers of the Company’s stockholders, other than – in the case of Regulated Shares that are Preferred Stock – for purposes of giving consent to the waiver or exception from application to the Company of the Preferred Stock protective provisions contained in Sections 7(a)(i)-(iii), (vi), and (viii), and – in the case of Regulated Shares that are Series E Preferred Stock – Section 7(c) below, and – in the case of Regulated Shares that are Series F Preferred Stock – Section 7(e) below, in which circumstance such Regulated Shares shall be entitled to the same voting rights as other shares of the same series of Preferred Stock that are not Regulated Shares. Notwithstanding anything to the contrary in this Amended and Restated Certificate of Incorporation, this Section 4.5 shall automatically terminate and be of no further force or effect immediately prior to the earlier of (i) the closing of an IPO, and (ii) the closing of a Sale of the Company.

5. CONVERSION RIGHTS OF THE PREFERRED STOCK. The outstanding shares of Preferred Stock shall be convertible into Common Stock as follows:

5.1 Optional Conversion.

(a) Non-Regulated Preferred Stock. At the option of the holder thereof, each share of Preferred Stock, other than the Series E-1 Preferred Stock and Series F-1 Preferred Stock, (collectively, the “Non-Regulated Preferred Stock”) shall be convertible, at any time, into fully paid and nonassessable shares of Common Stock as provided herein.

(b) Non-Regulated Preferred Stock held by a BHCA Holder. Notwithstanding anything to the contrary in Section 5.1(a) or 5.2(a), if a BHCA Holder (as defined below) holding Non-Regulated Preferred Stock owns or controls, or may be deemed to own or control greater than 4.99% of the voting power of any class of voting securities of the Company (as such terms are defined and used, and as such percentage is calculated, under the BHCA (as defined in Article VI)) (the “BHCA Voting Threshold”), on an as-converted basis, then the Non-Regulated Preferred Stock held by such BHCA Holder shall be convertible into fully paid and nonassessable shares of Common Stock only to the extent that the BHCA Voting Threshold would not be exceeded, and the remaining shares of Non-Regulated Preferred Stock held by such BHCA Holder shall instead be convertible into fully paid and nonassessable shares of Nonvoting Common Stock; provided that prior to the actual conversion of Non-Regulated Preferred Stock held by a BHCA Holder, for purposes of determining whether and to what extent such BHCA Holder’s shares of Non-Regulated Preferred Stock exceed the BHCA Voting Threshold for a particular vote or consent of a given class of voting securities of the Company, the voting power of such BHCA Holder shall be calculated with respect to such class of voting securities of the Company, and for purposes of such vote or consent, the Non-Regulated Preferred Stock held by such BHCA Holder shall be deemed to be convertible into fully paid and nonassessable shares of Common Stock to the extent that the BHCA Voting Threshold would not be exceeded for such vote or consent, and the remaining shares of Non-Regulated Preferred Stock held by such BHCA Holder shall be deemed to be convertible into fully paid and nonassessable shares of Nonvoting Common Stock for purposes of such vote or consent. A “BHCA Holder” means (i) a bank holding company subject to the BHCA, that together with its affiliates (as defined in Regulation Y (12 C.F.R. Part 225)), holds any shares of capital stock of the Company (such capital stock of the Company held by a BHCA Holder, the “BHCA Stock”) and (ii) any party to whom a party identified in clause (i) transfers shares of BHCA Stock and the transferees of such party (in each case, other than Permitted BHCA Transferees (as defined in Section 6)).

(c) Series E-1 Preferred Stock and Series F-1 Preferred Stock. Shares of Series E-1 Preferred Stock and Series F-1 Preferred Stock shall not be convertible into Common Stock pursuant to this Section 5.1 in the hands of a Regulated Holder or its Transferees. Instead, upon notice to the Company from such a holder of shares of Series E-1 Preferred Stock or Series F-1 Preferred Stock that it intends to exercise the rights granted pursuant to the remainder of this sentence (a “Deemed Conversion Notice”), (i) such holder’s shares of Series E-1 Preferred Stock or Series F-1 Preferred Stock, as applicable, shall no longer be entitled to any rights of the Series E-1 Preferred Stock or Series F-1 Preferred Stock, as applicable, that are not also applicable to shares of Common Stock (or any shares into which such shares of Common Stock may be converted or exchanged), including without limitation the right to receive the amounts payable to holders of Series E-1 Preferred Stock or Series F-1 Preferred Stock, as applicable, pursuant to Sections 2 and 3 above, and such holders of Series E-1 Preferred Stock or Series F-1 Preferred Stock shall be deemed to have forever and finally waived all such rights; provided, however, that the rights set forth in Sections 4.2, 4.3, 7(d) and 7(f) and Article VI, as well as the Regulatory Voting Restriction, shall continue to apply to shares of Series E-1 Preferred Stock or Series F-1 Preferred Stock, and (ii) such holder of Series E-1 Preferred Stock or Series F-1 Preferred Stock thereafter shall be entitled to receive, in lieu of any amounts otherwise payable on the Series E-1 Preferred Stock or Series F-1 Preferred Stock hereunder (including any amounts payable pursuant to Section 3 above), only an amount per share equal to the amounts that may become payable to holders of Common Stock hereunder (as such securities are adjusted from time to time under this Amended and Restated Certificate of Incorporation, including, without limitation, pursuant to any stock split, stock dividend, combination, subdivision, recapitalization or the like with respect to the Common Stock occurring after the Deemed Conversion Notice is given) as if such Series E-1 Preferred Stock or Series F-1 Preferred Stock had been converted (but without actual conversion) into shares of Common Stock at the same time that the Deemed Conversion Notice was given at the Series E Conversion Rate or Series F Conversion Rate, respectively (a “Deemed Optional Conversion”); and provided further, however, that in the event that any property other than cash is payable to the holders of Common Stock, then the provisions of Article VI, Section 2.2 shall apply with regard to assets to be received by such holder of Series E-1 Preferred Stock or Series F-1 Preferred Stock following a Deemed Optional Conversion. For the avoidance of doubt, shares of Series E-1 Preferred Stock or Series F-1 Preferred Stock that have been subject to a Deemed Optional Conversion pursuant to this Section 5.1 shall not be entitled to vote on any matters for which shares of Common Stock, and not shares of Series E-1 Preferred Stock or Series F-1 Preferred Stock, as applicable, were entitled to vote.

(d) Each holder of Non-Regulated Preferred Stock who elects to convert the same into shares of Common Stock shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Company or any transfer agent for the Preferred Stock or Common Stock, and shall give written notice to the Company at such office that such holder elects to convert the same and shall state therein the number of shares of Non-Regulated Preferred Stock being converted. Thereupon the Company shall promptly issue and deliver at such office to such holder a certificate or certificates for the number of shares of Common Stock to which such holder is entitled upon such conversion. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the certificate or certificates representing the shares of Non-Regulated Preferred Stock to be converted, and the person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on such date.

(e) If the conversion is in connection with an IPO (as defined below), the conversion may, at the option of any holder tendering Non-Regulated Preferred Stock for conversion, be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, in which event the persons entitled to receive the Common Stock upon conversion of the Non-Regulated Preferred Stock shall not be deemed to have converted such Non-Regulated Preferred Stock until immediately prior to the closing of such sale of securities. If a conversion of Preferred Stock is in connection with automatic conversion provisions of Section 5.2(a)(2) below, such conversion shall be deemed to have been made on the conversion date described in the stockholder consent approving such conversion, and the persons entitled to receive shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holders of such shares of Common Stock as of such date.

5.2 Automatic Conversion.

(a) Preferred Stock. Subject to Section 5.1(b), each share of Preferred Stock shall automatically be converted into fully paid and nonassessable shares of Common Stock, as provided herein, on the earlier to occur of (1) immediately prior to the closing of an underwritten public offering pursuant to an effective registration statement filed under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock for the account of the Company (an “IPO”) at a price to the public (before deduction of underwriters discounts or commissions) of at least the Original Issue Price of the Series H Preferred Stock (such IPO, a “Qualified IPO”), and (2) the Company’s receipt of the written consent of the Requisite Majority (excluding for this specific purpose the holders of the Series E-1 Preferred Stock and Series F-1 Preferred Stock); provided, however, that shares of Series E-1 Preferred Stock and Series F-1 Preferred Stock shall only be converted into shares of Common Stock pursuant to this Section 5.2(a) if such conversion would not result in a Regulated Holder and its Transferees owning or controlling, or being deemed to own or control, collectively, greater than (x) 4.99% of the voting power of any class of voting securities of the Company or (y) 9.99% of the total equity of the Company (in each case, as such terms are defined and used, and as such percentages are calculated, under the BHCA (as defined in Article VI)).

(i) If shares of Series E Preferred Stock, Series F Preferred Stock, Series G Preferred Stock or Series H Preferred Stock are automatically converted into Common Stock as part of a conversion of Preferred Stock pursuant to clause (2) of the first sentence of this Section 5.2(a) in conjunction with a Sale of the Company (such shares of Series E Preferred Stock, Series F Preferred Stock, Series G Preferred Stock or Series H Preferred Stock,

the “Converted Certain Series Shares” and such conversion, a “Special Conversion”) and the proceeds payable to a holder of the shares of Common Stock issued upon such conversion of Converted Certain Series Shares (the “Special Common Shares”) in such Sale of the Company are less than the proceeds that such holder would have received on account of the Converted Certain Series Shares in such Sale of the Company pursuant to Article V, Section 3 of this Amended and Restated Certificate of Incorporation (as such Section 3 was in effect immediately prior to the Special Conversion) had the Special Conversion not taken place, then notwithstanding anything to the contrary herein, effective immediately prior to the closing of such Sale of the Company, the Company shall issue to each holder of Special Common Shares such additional number of shares of Common Stock (“Additional Shares”) as are necessary, when taken together with the proceeds payable in such Sale of the Company on account of the Special Common Shares, to entitle such holder to receive aggregate proceeds in the Sale of the Company equal to the proceeds such holder would have received on account of holding the Converted Certain Series Shares upon whose conversion such Special Common Shares were issued as if the Special Conversion had not occurred. A conversion of Preferred Stock pursuant to clause (2) of the first sentence of this Section 5.2(a) shall not be deemed to be effected “in conjunction with” a Sale of the Company and shall not constitute a Special Conversion if the consent of the holders of Preferred Stock necessary to effect such conversion is delivered to the Company more than three (3) months prior to the date on which definitive agreements for such Sale of the Company are entered into by the parties thereto.

(b) Series E-1 Preferred Stock and Series F-1 Preferred Stock.

(i) Notwithstanding anything to the contrary contained herein, no shares of Series E-1 Preferred Stock or Series F-1 Preferred Stock shall be convertible into shares of Common Stock pursuant to this Section 5.2 (unless such conversion is in connection with a Permitted Regulatory Transfer or complies with the proviso at the end of the first sentence of Section 5.2(a)), but instead, upon any such conversion of the Non-Regulated Preferred Stock that does not also cause the conversion of the Series E-1 Preferred Stock or Series F-1 Preferred Stock, (x) the Series E-1 Preferred Stock and Series F-1 Preferred Stock shall no longer be entitled to any rights of the Series E-1 Preferred Stock or Series F-1 Preferred Stock, as applicable, that are not also applicable to shares of Common Stock (or any shares into which such shares of Common Stock may be converted or exchanged), including without limitation the right to receive the amounts payable to holders of Series E-1 Preferred Stock or Series F-1 Preferred Stock pursuant to Section 2 and Section 3 above, and such holder of Series E-1 Preferred Stock or Series F-1 Preferred Stock shall be deemed to have forever and finally waived all such rights; provided, however, that the rights set forth in Sections 4.2, 4.3, 7(d) and 7(f) and Article VI, as well as the Regulatory Voting Restriction, shall continue to apply to shares of Series E-1 Preferred Stock and Series F-1 Preferred Stock, and (y) each holder of Series E-1 Preferred Stock and Series F-1 Preferred Stock thereafter shall be entitled to receive in lieu of any amounts otherwise payable on the Series E-1 Preferred Stock or Series F-1 Preferred Stock hereunder (including any amounts payable pursuant to Section 3 above), only an amount per share equal to the amounts that may become payable to holders of Common Stock hereunder (as such securities are adjusted from time to time under this Amended and Restated Certificate of Incorporation, including, without limitation, pursuant to any stock split, stock dividend, combination, subdivision, recapitalization or the like with respect to the Common Stock occurring after such Deemed Automatic Conversion)

as if such Series E-1 Preferred Stock or Series F-1 Preferred Stock had been converted (but without actual conversion) into shares of Common Stock at the same time and at the same conversion ratio that all shares of Series E Preferred Stock or Series F Preferred Stock, respectively, have been automatically converted pursuant to Section 5.2(a) and as if Additional Shares, if any, had been issued to such holder of Series E-1 Preferred Stock or Series F-1 Preferred Stock (such number of Additional Shares being calculated in the same manner as is calculated for the Series E Preferred Stock or Series F Preferred Stock, respectively, pursuant to Section 5.2(a)) (a “Deemed Automatic Conversion”); and provided further, however, that in the event that any property other than cash is payable to the holders of Common Stock, then the provisions of Article VI, Section 2.2 shall apply with regard to assets to be received by holders of Series E-1 Preferred Stock and Series F-1 Preferred Stock. For the avoidance of doubt, shares of Series E-1 Preferred Stock and Series F-1 Preferred Stock that have been subject to a Deemed Automatic Conversion pursuant to this Section 5.2 shall not be entitled to vote on any matters for which shares of Common Stock, and not shares of Series E-1 Preferred Stock or Series F-1 Preferred Stock, as applicable, were entitled to vote.

(ii) In addition, unless otherwise converted into Common Stock pursuant to Section 5.2(a), upon consummation of a Permitted Regulatory Transfer, each share of Series E-1 Preferred Stock or Series F-1 Preferred Stock so transferred in such a Permitted Regulatory Transfer shall automatically be converted into (A) one (1) fully paid and nonassessable share of Series E Preferred Stock or Series F Preferred Stock, respectively, as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like with respect to the Series E Preferred Stock or Series F Preferred Stock, respectively, if such Permitted Regulatory Transfer occurs prior to a Deemed Optional Conversion or Deemed Automatic Conversion, or (B) such number of fully paid and nonassessable shares of Common Stock determined as if such shares of Series E-1 Preferred Stock or Series F-1 Preferred Stock were deemed converted pursuant to a Deemed Automatic Conversion, as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like with respect to such Common Stock, if such Permitted Regulatory Transfer occurs on or subsequent to a Deemed Optional Conversion or Deemed Automatic Conversion. Any shares of Series E-1 Preferred Stock or Series F-1 Preferred Stock that are convertible (or deemed convertible) into Common Stock pursuant to this Section 5.2 shall be convertible (or deemed convertible) into such number of fully paid and nonassessable shares of Common Stock at the Series E Conversion Rate or Series F Conversion Rate, respectively. Automatic conversion of the Series E-1 Preferred Stock and Series F-1 Preferred Stock pursuant to this Section 5.2 shall be effective without any further action on the part of the holders of such shares and shall be effective whether or not the certificates for such shares are surrendered to the Company or its transfer agent.

5.3 Conversion Price. Each share of each series of Non-Regulated Preferred Stock shall be convertible in accordance with Section 5.1 or Section 5.2 above into the number of shares of Common Stock or Nonvoting Common Stock, as applicable (calculated as to each conversion to the nearest 1/100th of a share), which results from dividing the applicable Original Issue Price for such series by the applicable Conversion Price (as defined below) for such series of Preferred Stock that is in effect at the time of conversion. The initial Conversion Price per share for the Series A Preferred Stock shall be equal to the Original Issue Price for the Series A Preferred Stock, the initial Conversion Price for the Series B Preferred Stock shall be equal to the Original

Issue Price for the Series B Preferred Stock, the initial Conversion Price for the Series C Preferred Stock shall be equal to the Original Issue Price for the Series C Preferred Stock, the initial Conversion Price for the Series D Preferred Stock shall be equal to the Original Issue Price for the Series D Preferred Stock, the initial Conversion Price for the Series E Preferred Stock shall be equal to the Original Issue Price for the Series E Preferred Stock, Series F Preferred Stock shall be equal to the Original Issue Price for the Series F Preferred Stock, the initial Conversion Price for the Series G Preferred Stock shall be equal to the Original Issue Price for the Series G Preferred Stock and the initial Conversion Price for the Series H Preferred Stock shall be equal to the Original Issue Price for the Series H Preferred Stock; provided, however that each such Conversion Price shall be subject to adjustment from time to time as provided below and to the extent necessary to reflect any applicable Preferred Stock Event (such price, as adjusted from time to time for each series, the “Conversion Price”).

5.4 Adjustment Upon Common Stock Event. Upon the happening of any Common Stock Event (as defined below) after the Filing Date, each Conversion Price shall, simultaneously with the happening of such Common Stock Event, be adjusted by multiplying such Conversion Price in effect immediately prior to such Common Stock Event by a fraction, (i) the numerator of which shall be the number of shares of Common Stock and Nonvoting Common Stock issued and outstanding immediately prior to such Common Stock Event, and (ii) the denominator of which shall be the number of shares of Common Stock and Nonvoting Common Stock issued and outstanding immediately after such Common Stock Event, and the product so obtained shall thereafter be the Conversion Price. Each Conversion Price shall be readjusted in the same manner upon the happening of each subsequent Common Stock Event. As used herein, the term “Common Stock Event” shall mean (i) the issuance by the Company of additional shares of Common Stock or Nonvoting Common Stock as a dividend or other distribution on outstanding Common Stock or Nonvoting Common Stock, as applicable, (ii) a subdivision of the outstanding shares of Common Stock or Nonvoting Common Stock into a greater number of shares of Common Stock or Nonvoting Common Stock, as applicable, or (iii) a combination of the outstanding shares of Common Stock or Nonvoting Common Stock into a smaller number of shares of Common Stock or Nonvoting Common Stock, as applicable.

5.5 Adjustments for Other Dividends and Distributions. If at any time or from time to time after the Filing Date the Company pays a dividend or makes another distribution to the holders of the Common Stock payable in securities of the Company other than shares of Common Stock, then in each such event provision shall be made so that the holders of Preferred Stock shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable upon conversion thereof, and subject to Article VI, Section 2.2, the amount of securities of the Company which they would have received had their Preferred Stock been converted into Common Stock on the date of such event (or such record date, as applicable) and had they thereafter, during the period from the date of such event (or such record date, as applicable) to and including the conversion date, retained such securities receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this Section 5 with respect to the rights of the holders of Preferred Stock or with respect to such other securities by their terms (with the Series E-1 Preferred Stock treated as being then convertible (without actual conversion) into Common Stock at the Series E Conversion Rate and the Series F-1 Preferred Stock treated as being then convertible (without actual conversion) into Common Stock at the Series F Conversion Rate).

5.6 Adjustment for Reclassification, Exchange and Substitution. If at any time or from time to time after the Filing Date the Common Stock issuable upon the conversion of the Preferred Stock is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification, exchange or otherwise (other than by a Common Stock Event or a stock dividend, reorganization, merger, or consolidation provided for elsewhere in this Section 5), then in any such event each holder of Preferred Stock shall have the right thereafter to convert such Preferred Stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification, exchange or other change by holders of the number of shares of Common Stock into which such shares of Preferred Stock could have been converted immediately prior to such recapitalization, reclassification, exchange or other change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof (with the Series E-1 Preferred Stock treated as being then convertible (without actual conversion) into Common Stock at the Series E Conversion Rate and the Series F-1 Preferred Stock treated as being then convertible (without actual conversion) into Common Stock at the Series F Conversion Rate).

5.7 Reorganizations, Mergers and Consolidations. If at any time or from time to time after the Filing Date there is a reorganization of the Company (other than a recapitalization, subdivision, combination, reclassification or exchange of shares provided for elsewhere in this Section 5) or a merger or consolidation of the Company with or into another entity (except a Sale of the Company which is governed by Section 3), then, as a part of such reorganization, merger or consolidation, provision shall be made so that the holders of Preferred Stock thereafter shall be entitled to receive, upon conversion of the Preferred Stock, the number of shares of stock or other securities or property (subject to Article VI, Section 2.2) of the Company, or of such successor entity resulting from such reorganization, merger or consolidation, to which a holder of Common Stock deliverable upon conversion would have been entitled on such reorganization, merger or consolidation (with the Series E-1 Preferred Stock treated as being then convertible (without actual conversion) into Common Stock at the Series E Conversion Rate and the Series F-1 Preferred Stock treated as being then convertible (without actual conversion) into Common Stock at the Series F Conversion Rate). In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 5 with respect to the rights of the holders of Preferred Stock after the reorganization, merger or consolidation to the end that the provisions of this Section 5 (including adjustment of the Conversion Price then in effect and number of shares issuable upon conversion of the Preferred Stock) shall be applicable after that event and be as nearly equivalent to the provisions hereof as may be practicable. This Section 5.7 shall similarly apply to successive reorganizations, mergers and consolidations.

5.8 Price-Based Anti-Dilution Protection for the Preferred Stock.

(a) Adjustment Formula. If at any time after the Filing Date the Company issues or sells, or is deemed by the provisions of this Section 5.8 to have issued or sold, Additional Shares of Common Stock (as hereinafter defined), otherwise than in connection with a Common Stock Event as provided in Section 5.4, a dividend or distribution as provided in Section 5.5 or a recapitalization or other change or transaction as provided in Sections 5.6 or 5.7 for an Effective Price (as hereinafter defined) that is less than a Conversion Price in effect immediately prior to such issue or sale, then, and in each such case, such Conversion Price shall be reduced, as of the close of business on the date of such issue or sale, to the price obtained by multiplying such Conversion Price by a fraction:

(A) The numerator of which shall be the sum of (x) the number of Common Stock Equivalents Outstanding (as hereinafter defined) immediately prior to such issue or sale of Additional Shares of Common Stock plus (y) the quotient obtained by dividing the Aggregate Consideration Received (as hereinafter defined) by the Company for the total number of Additional Shares of Common Stock so issued or sold (or deemed so issued and sold) by the Conversion Price in effect immediately prior to such issue or sale; and

(B) The denominator of which shall be the sum of (x) the number of Common Stock Equivalents Outstanding immediately prior to such issue or sale plus (y) the number of Additional Shares of Common Stock so issued or sold (or deemed so issued and sold).

(b) Certain Definitions. For the purpose of making any adjustment required under this Section 5.8:

(i) “Additional Shares of Common Stock” shall mean all shares of Common Stock or Nonvoting Common Stock issued, or deemed by the provisions of this Section 5.8 to be issued, by the Company, whether or not subsequently reacquired or retired by the Company, other than:

(a) shares of Common Stock issued or deemed issued to employees, officers, directors, contractors, consultants or advisers to the Company or any Subsidiary pursuant to incentive agreements, stock purchase or stock option plans, stock bonuses or awards, warrants, contracts or other incentive arrangements that are approved by the Board;

(b) shares of Common Stock and/or Nonvoting Common Stock issued or deemed issued (i) in connection with joint ventures, manufacturing, marketing, distribution, licensing or other commercial arrangements with the Company that in each case are approved by the Board including at least three (3) of the Preferred Stock Directors, and entered into primarily for other than capital raising purposes or (ii) to parties that are providing the Company with equipment leases, real property leases, loans, credit lines, or guaranties of indebtedness, in each case pursuant to arrangements that are approved by the Board (including at least three (3) of the Preferred Stock Directors) and that are primarily for other than equity financing purposes;

(c) shares of Common Stock issued or deemed issued pursuant to the acquisition of another corporation or entity by the Company by consolidation, merger, purchase of all or substantially all of the assets, or other reorganization in which the Company acquires, in a single transaction or series of related transactions, all or substantially all of the assets of such other corporation or entity or fifty percent (50%) or more of the voting power of such other corporation or entity or fifty percent (50%) or more of the equity ownership of such other entity, in each case pursuant to arrangements that are approved by the Board;

(d) shares of Common Stock or Nonvoting Common Stock issued or deemed issued pursuant to the conversion or exercise of convertible or exercisable securities outstanding on the Filing Date or shares of Series H Preferred Stock or pursuant to any warrant issued pursuant to that certain warrant issuance agreement entered into on June 21, 2017 by the Company in connection with the Series G Preferred Stock Purchase Agreement dated June 21, 2017 (as the same may be amended from time to time) (the “2017 Warrant Agreement”);

(e) shares of Series H Preferred Stock;

(f) shares of Common Stock issued or deemed issued pursuant to Section 5.8(c) as a result of a decrease in a Conversion Price resulting from the operation of this Section 5.8; and

(g) shares of Common Stock issued or deemed issued pursuant to a transaction described in Section 5.4, 5.5, 5.6 or 5.7 hereof.

(ii) The “Aggregate Consideration Received” by the Company for any issue or sale (or deemed issue or sale) of securities shall (A) to the extent it consists of cash, be computed at the gross amount of cash received by the Company before deduction of any underwriting or similar commissions, compensation or concessions paid or allowed by the Company in connection with such issue or sale and without deduction of any expenses payable by the Company; (B) to the extent it consists of property other than cash, be computed at the fair value of that property as determined in good faith by the Board; and (C) if Additional Shares of Common Stock, Convertible Securities or Rights or Options to purchase either Additional Shares of Common Stock or Convertible Securities are issued or sold together with other stock or securities or other assets of the Company for a consideration which covers both, be computed as the portion of the consideration so received that may be reasonably determined in good faith by the Board to be allocable to such Additional Shares of Common Stock, Convertible Securities or Rights or Options.

(iii) “Common Stock Equivalents Outstanding” shall mean the number of shares of Common Stock that is equal to the sum of (A) all shares of Common Stock and Nonvoting Common Stock of the Company that are outstanding at the time in question, plus (B) all shares of Common Stock of the Company issuable upon conversion of all shares of Preferred Stock (with the Series E-1 Preferred Stock treated as being then convertible (without actual conversion) into Common Stock at the Series E Conversion Rate and the Series F-1 Preferred Stock treated as being then convertible (without actual conversion) into Common Stock at the Series F Conversion Rate) or other Convertible Securities that are outstanding at the time in question, plus (C) all shares of Common Stock and Nonvoting Common Stock of the Company that are issuable upon the exercise of Rights or Options that are outstanding at the time in question assuming the full conversion or exchange into Common Stock or Nonvoting Common Stock, as applicable, of all such Rights or Options that are Rights or Options to purchase or acquire Convertible Securities into or for Common Stock or Nonvoting Common Stock, as applicable.

(iv) “Convertible Securities” shall mean stock or other securities convertible into or exchangeable for shares of Common Stock or Nonvoting Common Stock.

(v) The “Effective Price” of Additional Shares of Common Stock shall mean the quotient determined by dividing the total number of Additional Shares of Common Stock issued or sold, or deemed to have been issued or sold, by the Company under this Section 5.8, into the Aggregate Consideration Received, or deemed to have been received, by the Company under this Section 5.8, for the issue of such Additional Shares of Common Stock.

(vi) “Rights or Options” shall mean warrants, options or other rights to purchase or acquire shares of Common Stock, Nonvoting Common Stock or Convertible Securities.

(c) Deemed Issuances. For the purpose of making any adjustment to a Conversion Price required under this Section 5.8, if the Company issues or sells any Rights or Options or Convertible Securities and if the Effective Price of the shares of Common Stock or Nonvoting Common Stock issuable upon exercise of such Rights or Options and/or the conversion or exchange of Convertible Securities (computed without reference to any additional or similar protective or antidilution clauses) is less than a Conversion Price then in effect, then the Company shall be deemed to have issued, at the time of the issuance of such Rights, Options or Convertible Securities, that number of Additional Shares of Common Stock that is equal to the maximum number of shares of Common Stock or Nonvoting Common Stock, as applicable, issuable upon exercise, conversion or exchange of such Rights, Options or Convertible Securities upon their issuance and to have received, as the Aggregate Consideration Received for the issuance of such shares, an amount equal to the total amount of the consideration, if any, received by the Company for the issuance of such Rights or Options or Convertible Securities, plus, in the case of such Rights or Options, the minimum amounts of consideration, if any, payable to the Company upon the exercise in full of such Rights or Options, plus, in the case of Convertible Securities, the minimum amounts of consideration, if any, payable to the Company (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) upon the conversion or exchange thereof; provided that:

(i) if the minimum amount of consideration payable to the Company upon the exercise of Rights or Options or the conversion or exchange of Convertible Securities is reduced over time or upon the occurrence or non-occurrence of specified events, then the Effective Price shall be recalculated using the figure to which such minimum amount of consideration is reduced; and

(ii) if the minimum amount of consideration payable to the Company upon the exercise of such Rights or Options or the conversion or exchange of Convertible Securities is subsequently increased, then the Effective Price shall again be recalculated using the increased minimum amount of consideration payable to the Company upon the exercise of such Rights or Options or the conversion or exchange of such Convertible Securities.

No further adjustment of a Conversion Price, adjusted upon the issuance of such Rights or Options or Convertible Securities, shall be made as a result of the actual issuance of shares of Common Stock or Nonvoting Common Stock, as applicable, on the exercise of any such Rights or Options or the conversion or exchange of any such Convertible Securities. If any such Rights or Options or the conversion rights represented by any such Convertible Securities shall expire without having been fully exercised, then the Conversion Price as adjusted upon the issuance of such Rights or Options or Convertible Securities shall be readjusted to the Conversion Price which would have been in effect had an adjustment been made on the basis that the only shares of Common Stock or Nonvoting Common Stock so issued were the shares of Common Stock or Nonvoting Common Stock, if any, that were actually issued or sold on the exercise of such Rights or Options or rights of conversion or exchange of such Convertible Securities, and such shares of Common Stock or Nonvoting Common Stock, if any, were issued or sold for the consideration actually received by the Company upon such exercise, plus the consideration, if any, actually received by the Company for the granting of all such Rights or Options, whether or not exercised, plus the consideration received for issuing or selling all such Convertible Securities actually converted or exchanged, plus the consideration, if any, actually received by the Company (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) on the conversion or exchange of such Convertible Securities, provided that such readjustment shall not apply to prior conversions of Preferred Stock.

5.9 Certificate of Adjustment. In each case of an adjustment or readjustment of a Conversion Price, the Company, at its expense, shall cause its Chief Financial Officer or other duly authorized officer to compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first class mail, postage prepaid, to each registered holder of each applicable series of Preferred Stock at the holder’s address as shown in the Company’s books.

5.10 Fractional Shares. No fractional shares of Common Stock shall be issued upon any conversion of Preferred Stock. In lieu of any fractional share to which the holder would otherwise be entitled, the Company shall pay the holder cash equal to the product of such fraction multiplied by the Common Stock’s fair market value as determined in good faith by the Board as of the date of conversion. All shares of Preferred Stock to be converted by a holder of such Preferred Stock on any date shall be aggregated for purposes of determining whether any fractional shares are to be issued.

5.11 Reservation of Stock Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Preferred Stock and Nonvoting Common Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Preferred Stock and Nonvoting Common Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock and Nonvoting Common Stock, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

5.12 Notices. Any notice required by the provisions of this Amended and Restated Certificate of Incorporation to be given to the holders of shares of the Preferred Stock shall be deemed given upon the earlier of (i) actual receipt (whether by physical delivery or facsimile transmission), (ii) one (1) business day after deposit with a nationally recognized express courier (delivery fees prepaid) for deliveries within the United States (with instructions to deliver such notice on an expedited basis), (iii) three (3) business days after deposit with an internationally recognized express courier service (delivery fees prepaid) for deliveries across international borders (with instructions to deliver such notice on an expedited basis); or (iv) for deliveries inside the United States only, three (3) calendar days after deposit in the United States mail, by certified or registered mail, return receipt requested, postage prepaid, addressed to each holder of record at the address of such holder appearing on the books of the Company.

5.13 Waiver of Adjustment to Conversion Price. Notwithstanding anything herein to the contrary, any downward adjustment of the Conversion Price of any series of the Preferred Stock may be waived, either prospectively or retroactively and either generally or in a particular instance, by the consent or vote of the holders of a majority of the outstanding shares of such series of Preferred Stock voting as separate series (with the Series E-1 Preferred Stock and Series F-1 Preferred Stock not subject to the Regulatory Voting Requirement for purposes of this specific consent or vote); provided, however, no such waiver shall be effective against the Series D Preferred Stock without the consent or vote of the holders of at least sixty percent (60%) of the outstanding Series D Preferred Stock. Any such waiver shall bind all future holders of shares of the applicable series of Preferred Stock.

6. CONVERSION RIGHTS OF THE NONVOTING COMMON STOCK. Any holder of shares of Nonvoting Common Stock may transfer shares of Nonvoting Common Stock to a Permitted BHCA Transferee (as defined below), and any shares of Nonvoting Common Stock transferred to a Permitted BHCA Transferee shall be convertible into an equal number of shares of Common Stock at the election of the Permitted BHCA Transferee. Shares of Nonvoting Common Stock held by a BHCA Holder are not convertible into Common Stock other than in connection with a Permitted BHCA Transfer. Each Permitted BHCA Transferee who elects to convert shares of Nonvoting Common Stock into shares of Common Stock shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Company or any transfer agent for the Common Stock, and shall give written notice to the Company at such office that such holder elects to convert the same and shall state therein the number of shares of Nonvoting Common Stock being converted. Thereupon the Company shall promptly issue and deliver at such office to such holder a certificate or certificates for the number of shares of Common Stock to which such holder is entitled upon such conversion. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the certificate or certificates representing the shares of Nonvoting Common Stock to be converted, and the person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on such date. If the conversion is in connection with an IPO, the conversion may, at the option of any Permitted BHCA Transferee, be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, in which event the persons entitled to receive the Common Stock upon conversion of the

Nonvoting Common Stock shall not be deemed to have converted such Nonvoting Common Stock until immediately prior to the closing of such sale of securities. A “Permitted BHCA Transferee” shall mean a person or entity who acquires shares of BHCA Stock from a BHCA Holder in any of the following transfers (each a “Permitted BHCA Transfer”) that has been identified as a “Permitted BHCA Transfer” hereunder in a writing delivered to the Company by the BHCA Holder making the transfer: (i) a widespread public distribution; (ii) private placement in which no one party acquires the right to purchase 2% or more of any class of voting securities (as such term is used for purposes of the BHCA), of the Company; (iii) an assignment to a single party (e.g., a broker or investment banker) for the purpose of conducting a widespread public distribution on behalf of a BHCA Holder; or (iv) to a party who would control more than 50% of the voting securities (as such term is used for purposes of the BHCA) of the Company without giving effect to the BHCA Stock transferred by a BHCA Holder.

7. PROTECTIVE PROVISIONS.

(a) Preferred Stock Protective Provisions. Subject to the Regulatory Voting Restriction, for so long as at least One Million Five Hundred Thousand (1,500,000) shares of Preferred Stock remain outstanding (as adjusted to the extent necessary to reflect any Preferred Stock Event), the Company shall not (by amendment of this Amended and Restated Certificate of Incorporation, merger, consolidation, reorganization or otherwise), without the approval, by vote or written consent, of the holders of a majority of the Preferred Stock then outstanding, voting together as a single class on an as converted to Common Stock basis (with the Series E-1 Preferred Stock treated as being convertible (without actual conversion) into shares of Common Stock at the Series E Conversion Rate and the Series F-1 Preferred Stock treated as being convertible (without actual conversion) into shares of Common Stock at the Series F Conversion Rate):

(i) alter, change or repeal any provision of this Amended and Restated Certificate of Incorporation or the Company’s Bylaws (including, without limitation, by way of merger, consolidation or otherwise);

(ii) alter, waive or change the rights, preferences or privileges of the Preferred Stock;

(iii) authorize (whether by reclassification or otherwise), or obligate itself to issue, shares of any class or series of stock (including any other security convertible into or exercisable for any such shares) having rights, preferences or privileges senior to or on a parity with any series of the Preferred Stock as to dividend rights, redemption, liquidation, voting or other rights;

(iv) redeem or repurchase (other than Permitted Repurchases or pursuant to Article VI) any shares of Common Stock, Nonvoting Common Stock or Preferred Stock;

(v) declare or pay any dividends on, or declare or make any other distribution (other than Permitted Repurchases or pursuant to Article VI) directly or indirectly, on account of any shares of Common Stock, Nonvoting Common Stock or Preferred Stock;

(vi) consummate any Sale of the Company;

(vii) change the number of directors authorized to serve on the Board;

(viii) increase or decrease (other than by redemption or conversion) the total number of authorized shares of Common Stock, Nonvoting Common Stock or Preferred Stock (or any series thereof) of the Company or any authorized shares or interests of its subsidiaries, but in each case, not below the number of shares thereof then outstanding; or

(ix) increase the number of shares authorized under any Company equity incentive plan or create any new equity incentive plan.

(b) Series D Preferred Stock Protective Provisions. For so long as at least One Million Five Hundred Thousand (1,500,000) shares of Series D Preferred Stock remain outstanding (as adjusted to the extent necessary to reflect any Preferred Stock Event), the Company shall not (by amendment of this Amended and Restated Certificate of Incorporation, merger, consolidation, reorganization or otherwise), without the approval, by vote or written consent, of the holders of at least sixty percent (60%) of the Series D Preferred Stock then outstanding, voting together as a single class on an as converted to Common Stock basis:

(i) amend or waive any provision of this Amended and Restated Certificate of Incorporation or the Company’s Bylaws (including, without limitation, by way of merger, consolidation or otherwise) so as to adversely alter or change the powers, preferences or special rights of the shares of the Series D Preferred Stock in a manner that shall not so affect the entire class;

(ii) increase the total number of authorized shares of Series D Preferred Stock; or

(iii) redeem or repurchase any shares of Series D Preferred Stock in which the Company does not offer to repurchase from each holder of Series D Preferred Stock such holders’ pro-rata portion (calculated on an as converted to Common Stock basis) of the aggregate shares of stock being redeemed or repurchased by the Company.

(c) Series E Preferred Stock Protective Provisions. For so long as at least One Million Five Hundred Thousand (1,500,000) shares of Series E Preferred Stock remain outstanding (as adjusted to the extent necessary to reflect any Preferred Stock Event), the Company shall not (by amendment of this Amended and Restated Certificate of Incorporation, merger, consolidation, reorganization or otherwise), without the approval, by vote or written consent, of holders of at least sixty percent (60%) of the Series E Preferred Stock then outstanding, voting together as a single class on an as converted to Common Stock basis:

(i) amend or waive any provision of this Amended and Restated Certificate of Incorporation or the Company’s Bylaws (including, without limitation, by way of merger, consolidation or otherwise) so as to adversely alter or change the powers, preferences or special rights of the shares of the Series E Preferred Stock in a manner that shall not so affect the entire class;

(ii) reduce the Original Issue Price of the Series E Preferred Stock, or adversely amend or waive the express rights of the Series E Preferred Stock set forth in Section 3.1 or Section 5.2(a)(i);

(iii) increase or decrease the total number of authorized shares of Series E Preferred Stock; or

(iv) redeem or repurchase any shares of Series E Preferred Stock in which the Company does not offer to repurchase from each holder of Series E Preferred Stock such holders’ pro-rata portion (calculated on an as converted to Common Stock basis) of the aggregate shares of stock being redeemed or repurchased by the Company.

(d) Series E-1 Preferred Stock Protective Provisions. For so long as any shares of Series E-1 Preferred Stock remain outstanding, the Company shall not (by amendment of this Amended and Restated Certificate of Incorporation, merger, consolidation, reorganization or otherwise), without the approval, by vote or written consent, of holders of at least sixty percent (60%) of the Series E-1 Preferred Stock then outstanding, voting together as a single class on an as converted to Common Stock basis (with the Series E-1 Preferred Stock treated as being convertible (without actual conversion) at the Series E Conversion Rate and with the Series E-1 Preferred Stock not subject to the Regulatory Voting Restriction for purposes of such vote or written consent):

(i) amend or waive any provision of this Amended and Restated Certificate of Incorporation so as to adversely alter or change the powers, preferences or special rights of the Series E-1 Preferred Stock set forth in this Amended and Restated Certificate of Incorporation in a manner that shall not so affect the entire class;

(ii) reclassify, convert (except as expressly provided for in this Amended and Restated Certificate of Incorporation) or exchange the Series E-1 Preferred Stock for any other security other than at the closing of a Sale of the Company in which the proceeds of such Sale of the Company are distributed to stockholders in accordance with the terms and conditions of Section 3;

(iii) increase or decrease the total number of authorized shares of Series E-1 Preferred Stock; or

(iv) amend, modify or waive any of the terms set forth in Article VI below or Sections 4.3(b), 5.1(c), 5.2(b), the proviso at the end of the first sentence of Section 5.2(a), this Section 7(d) or any other express reference in this Amended and Restated Certificate of Incorporation to any shares of Series E-1 Preferred Stock.

In no event shall the Series E-1 Preferred Stock be entitled to vote, or act by written consent, on any matter as a single “class” of “voting securities” as such terms are interpreted under the BHCA. For the avoidance of doubt, the foregoing provisions in this Section 7(d) shall continue to apply with respect to the Series E-1 Preferred Stock after a Deemed Optional Conversion or Deemed Automatic Conversion.

(e) Series F Preferred Stock Protective Provisions. For so long as at least One Million Five Hundred Thousand (1,500,000) shares of Series F Preferred Stock remain outstanding (as adjusted to the extent necessary to reflect any Preferred Stock Event), the Company shall not (by amendment of this Amended and Restated Certificate of Incorporation, merger, consolidation, reorganization or otherwise), without the approval, by vote or written consent, of holders of at least sixty percent (60%) of the Series F Preferred Stock then outstanding, voting together as a single class on an as converted to Common Stock basis:

(i) amend or waive any provision of this Amended and Restated Certificate of Incorporation or the Company’s Bylaws (including, without limitation, by way of merger, consolidation or otherwise) so as to adversely alter or change the powers, preferences or special rights of the shares of the Series F Preferred Stock in a manner that shall not so affect the entire class;

(ii) reduce the Original Issue Price of the Series F Preferred Stock; directly or indirectly reduce or eliminate the liquidation preference of the Series F Preferred Stock as expressly set forth in Section 3.1; adversely amend, alter or waive the express rights of the Series F Preferred Stock set forth in Section 5.2(a)(i); or amend this Section 7(e);

(iii) increase or decrease the total number of authorized shares of Series F Preferred Stock; or

(iv) redeem or repurchase any shares of Series F Preferred Stock in which the Company does not offer to repurchase from each holder of Series F Preferred Stock such holder’s pro rata portion (calculated on an as-converted to Common Stock basis) of the aggregate shares of stock being redeemed or repurchased by the Company.

(f) Series F-1 Preferred Stock Protective Provisions. For so long as any shares of Series F-1 Preferred Stock remain outstanding, the Company shall not (by amendment of this Amended and Restated Certificate of Incorporation, merger, consolidation, reorganization or otherwise), without the approval, by vote or written consent, of holders of at least sixty percent (60%) of the Series F-1 Preferred Stock then outstanding, voting together as a single class on an as converted to Common Stock basis (with the Series F-1 Preferred Stock treated as being convertible (without actual conversion) at the Series F Conversion Rate and with the Series F-1 Preferred Stock not subject to the Regulatory Voting Restriction for purposes of such vote or written consent):

(i) amend or waive any provision of this Amended and Restated Certificate of Incorporation so as to adversely alter or change the powers, preferences or special rights of the Series F-1 Preferred Stock set forth in this Amended and Restated Certificate of Incorporation in a manner that shall not so affect the entire class;

(ii) reclassify, convert (except as expressly provided for in this Amended and Restated Certificate of Incorporation) or exchange the Series F-1 Preferred for any other security other than at the closing of a Sale of the Company in which the proceeds of such Sale of the Company are distributed to stockholders in accordance with the terms and conditions of Section 3;

(iii) increase or decrease the total number of authorized shares of Series F-1 Preferred Stock; or

(iv) amend, modify or waive any of the terms set forth in Article VI below or Sections 4.3(b), 5.1(c), 5.2(b), the proviso at the end of the first sentence of Section 5.2(a), this Section 7(f) or any other express reference in this Amended and Restated Certificate of Incorporation to any shares of Series F-1 Preferred Stock.

In no event shall the Series F-1 Preferred Stock be entitled to vote, or act by written consent, on any matter as a single “class” of “voting securities” as such terms are interpreted under the BHCA. For the avoidance of doubt, the foregoing provisions in this Section 7(f) shall continue to apply with respect to the Series F-1 Preferred Stock after a Deemed Optional Conversion or Deemed Automatic Conversion.

(g) Series G Preferred Stock Protective Provisions. For so long as at least One Million Five Hundred Thousand (1,500,000) shares of Series G Preferred Stock remain outstanding (as adjusted to the extent necessary to reflect any Preferred Stock Event), the Company shall not (by amendment of this Amended and Restated Certificate of Incorporation, merger, consolidation, reorganization or otherwise), without the approval, by vote or written consent, of the holders of at least sixty percent (60%) of the Series G Preferred Stock then outstanding, voting together as a single class on an as converted to Common Stock basis:

(i) amend or waive any provision of this Amended and Restated Certificate of Incorporation or the Company’s Bylaws (including, without limitation, by way of merger, consolidation or otherwise) so as to adversely alter or change the powers, preferences or special rights of the shares of the Series G Preferred Stock in a manner that shall not so affect the entire class;

(ii) reduce the Original Issue Price of the Series G Preferred Stock; directly or indirectly reduce or eliminate the liquidation preference of the Series G Preferred Stock as expressly set forth in Section 3.1; adversely amend, alter or waive the express rights of the Series G Preferred Stock set forth in Section 5.2(a)(i); or amend this Section 7(g);

(iii) increase or decrease the total number of authorized shares of Series G Preferred Stock; or

(iv) redeem or repurchase any shares of Series G Preferred Stock in which the Company does not offer to repurchase from each holder of Series G Preferred Stock such holder’s pro-rata portion (calculated on an as converted to Common Stock basis) of the aggregate shares of stock being redeemed or repurchased by the Company.

(h) Series H Preferred Stock Protective Provisions. For so long as at least One Million Five Hundred Thousand (1,500,000) shares of Series H Preferred Stock remain outstanding (as adjusted to the extent necessary to reflect any Preferred Stock Event), the Company shall not (by amendment of this Amended and Restated Certificate of Incorporation, merger, consolidation, reorganization or otherwise), without the approval, by vote or written consent, of the holders of at least sixty percent (60%) of the Series H Preferred Stock then outstanding, voting together on an as converted to Common Stock basis:

(i) amend or waive any provision of this Amended and Restated Certificate of Incorporation or the Company’s Bylaws (including, without limitation, by way of merger, consolidation or otherwise) so as to adversely alter or change the powers, preferences or special rights of the shares of the Series H Preferred Stock in a manner that shall not so affect the entire class of Preferred Stock;

(ii) reduce the Original Issue Price of the Series H Preferred Stock; directly or indirectly reduce or eliminate the liquidation preference of the Series H Preferred Stock as expressly set forth in Section 3.1; adversely amend, alter or waive the express rights of the Series H Preferred Stock set forth in Section 5.2(a)(i); or amend this Section 7(h);

(iii) increase or decrease the total number of authorized shares of Series H Preferred Stock; or

(iv) redeem or repurchase any shares of Series H Preferred Stock in which the Company does not offer to repurchase from each holder of Series H Preferred Stock such holder’s pro-rata portion (calculated on an as converted to Common Stock basis) of the aggregate shares of stock being redeemed or repurchased by the Company.

8. REDEMPTION. Except as otherwise provided in Article VI, the Preferred Stock is not redeemable at the option of the holder thereof.

9. MISCELLANEOUS.

9.1 No Reissuance of Preferred Stock. No share or shares of Preferred Stock acquired by the Company by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such shares shall be canceled, retired and eliminated from the shares which the Company shall be authorized to issue.

9.2 Consent to Certain Transactions. Each holder of shares of Preferred Stock shall, by virtue of its acceptance of a stock certificate evidencing Preferred Stock, be deemed to have consented, for purposes of Sections 502 and 503 of the California Corporations Code, to all Permitted Repurchases.

ARTICLE VI

1. DEFINITIONS. As used herein, the following terms will have the meanings set forth below:

1.1 “Regulated Holder” means a bank holding company subject to the provisions of the Bank Holding Company Act of 1956, as amended, and as implemented by the Board of Governors of the Federal Reserve System, whether pursuant to regulation or interpretation (the “BHCA”), together with its affiliates (as defined in Regulation Y (12 C.F.R. Part 225)) that holds any shares of Series E-1 Preferred Stock or Series F-1 Preferred Stock issued by the Company pursuant to that certain Series E-1 Preferred Stock Purchase Agreement, dated November 8, 2013, by and between the Company and the “Investors” thereunder, that certain Series F-1 Preferred Stock Purchase Agreement, dated February 12, 2015, by and between the Company and the “Investors” thereunder, respectively, or any shares of capital stock of the Company issued as a dividend or distribution upon, in exchange for, or upon any conversion of, such shares of Series E-1 Preferred Stock or Series F-1 Preferred Stock (collectively, “Article VI Stock”).

1.2 A “Transferee” means a party to whom a Regulated Holder transfers shares of Article VI Stock and the transferees of such party (in each case, other than Permitted Regulatory Transferees).

1.3 A “Permitted Regulatory Transferee” shall mean a person or entity who acquires shares of Article VI Stock from a Regulated Holder or its Transferees in any of the following transfers (each a “Permitted Regulatory Transfer”) that has been identified as a “Permitted Regulatory Transfer” hereunder in a writing delivered to the Company by the Regulated Holder or Transferees making the transfer:

(a) a widespread public distribution;

(b) private placement in which no one party acquires the right to purchase 2% or more of any class of voting securities (as such term is used for purposes of the BHCA), of the Company;

(c) an assignment to a single party (e.g., a broker or investment banker) for the purpose of conducting a widespread public distribution on behalf of a Regulated Holder and its Transferees; or

(d) to a party who would control more than 50% of the voting securities (as such term is used for purposes of the BHCA) of the Company without giving effect to the shares of Series E-1 Preferred Stock or Series F-1 Preferred Stock transferred by a Regulated Holder and its Transferees.

2. The Company shall be bound by the following restrictions (each, a “BHCA Regulatory Restriction”):

2.1 The Company shall not directly or indirectly, repurchase, redeem, retire or otherwise acquire any of the Company’s capital securities, or take any other action, if, as a result, a Regulated Holder and its Transferees would own or control, or be deemed to own or control, collectively, greater than (i) 4.99% of the voting power of any class of voting securities of the Company or (ii) 9.99% of the total equity of the Company (in each case, as such terms used in the preceding sentence are defined and used, and as such percentages are calculated, under the BHCA).

2.2 In the event of any distribution by the Company to its stockholders, Sale of the Company, or other transaction for which provision is made in Sections 5.4, 5.5, 5.6 or 5.7 of Article V in which any voting securities or other equity securities of the Company (as defined and used under the BHCA) are payable to a Regulated Holder or its Transferees where, as result of such transaction, a Regulated Holder and its Transferees would own or control, or be deemed to own or control, collectively, greater than (i) 4.99% of the voting power of any class of voting securities of the Company or (ii) 9.99% of the total equity of the Company (in each case, as such terms are defined and used, and as such percentages are calculated, under the BHCA), then each such Regulated Holder and its Transferees shall be entitled to receive, at its election, in lieu of its pro rata share (based on its percentage of the aggregate voting securities or equity securities, as applicable, held by such Regulated Holder and its Transferees) of such voting securities or other equity securities, as applicable, that would cause the foregoing percentage thresholds to be exceeded (as to each, its “Excess Shares”), a cash payment equal to the fair market value of such Excess Shares as reasonably determined by the Board in good faith. In the event of any distribution by the Company to its stockholders, Sale of the Company, or other transaction for which provision is made in Sections 5.4, 5.5, 5.6 or 5.7 of Article V in which any form of property other than in cash, voting securities, or other equity securities of the Company is payable to a Regulated Holder or its Transferees and counsel for such Regulated Holder or its Transferees advises it in writing that such holder is prohibited from holding such property under the BHCA, then such Regulated Holder or its Transferees, as applicable, shall be entitled to receive, at its election, in lieu of such property, a cash payment equal to the fair market value of the property that such holder would have been entitled to receive upon such distribution or other transaction as reasonably determined by the Board in good faith.

3. In the event of a breach of any BHCA Regulatory Restriction or Section 4 of this Article VI or if a Regulated Holder is unable to transfer pursuant to Section 4 of this Article VI all or any part of the shares of the Company’s stock then-held by it because such transfer is not permitted pursuant to applicable securities laws, a Regulated Holder may, subject to applicable law regarding dividends, distributions or redemptions, exercise any remedies available to it against the Company, including requiring the Company to repurchase the relevant portion of the shares held by such Regulated Holder necessary to give effect to Sections 2 or 4, as applicable, at a per share price equal to the then current fair market value of: (a) with respect to the shares of Series

E-1 Preferred Stock, (i) if shares of Series E Preferred Stock are then outstanding, a share of Series E Preferred Stock (and not the fair market value of a share of Series E-1 Preferred Stock), as reasonably determined by the Board in good faith, or (ii) if no shares of Series E Preferred Stock are then outstanding, a share of Series E-1 Preferred Stock as reasonably determined by the Board in good faith with such determination being made assuming that the rights, preferences and privileges applicable to the Series E Preferred Stock (and not the Series E-1 Preferred Stock) that are set forth herein, as in effect as of the Filing Date, are the rights, preferences and privileges of the Series E-1 Preferred Stock and (b) with respect to the shares of Series F-1 Preferred Stock, (i) if shares of Series F Preferred Stock are then outstanding, a share of Series F Preferred Stock (and not the fair market value of a share of Series F-1 Preferred Stock), as reasonably determined by the Board in good faith, or (ii) if no shares of Series F Preferred Stock are then outstanding, a share of Series F-1 Preferred Stock as reasonably determined by the Board in good faith with such determination being made assuming that the rights, preferences and privileges applicable to the Series F Preferred Stock (and not the Series F-1 Preferred Stock) that are set forth herein, as in effect as of the Filing Date, are the rights, preferences and privileges of the Series F-1 Preferred Stock. The Company shall, subject to applicable law regarding dividends, distributions or redemptions, effect such repurchase within thirty (30) days following written notice to the Company by such Regulated Holder requiring such repurchase.

4. If (w) a Regulated Holder is deemed to be in control of the Company (as “control” is used for purposes of the BHCA), (x) a Regulated Holder believes in good faith, based upon the advice of its legal counsel that it is reasonably likely that it is, or would be deemed to be in control of the Company (as “control” is used for purposes of the BHCA) or that it is not permitted to hold all or part of its shares of the Company’s stock or, if applicable, its other securities of the Company under the relevant banking laws, regulations and agency interpretations and guidance, (y) all of the shares of Series E Preferred Stock and/or Series F Preferred Stock, as applicable, have been converted into Common Stock pursuant to this Amended and Restated Certificate of Incorporation and the Investors (as defined in that certain Tenth Amended and Restated Investors’ Rights Agreement, dated on or around the Filing Date (the “Rights Agreement”)), other than such Regulated Holder, collectively hold less than 75% of the Registrable Securities (as defined in the Rights Agreement) that such Investors held on the effective date of the Rights Agreement (as adjusted for any stock splits or combinations, stock dividends, reclassifications, exchanges, recapitalizations or the like), or (z) the Regulated Holder learns of any activities directly or indirectly by or on behalf of the Company, its affiliates or any of their respective officers, directors or employees, or anyone for whose acts or defaults any of the foregoing may be liable, that would reasonably be expected to constitute or give rise to a violation of applicable anti-bribery or anti-corruption laws by the Company, then (i) the Company will cooperate in good faith to provide the Regulated Holder with information relevant to its determination under clause (w), (x), (y) or (z), (ii) subject to the transferee agreeing in writing reasonably satisfactory to the Company to be bound with respect to such shares by all agreements between the Company and the Registered Holder, the Regulated Holder shall be permitted to sell or otherwise transfer its shares of Series E-1 Preferred Stock and/or Series F-1 Preferred Stock or any other securities of the Company then-held by the Regulated Holder (subject to applicable securities laws) and (iii) the Company will use its commercially reasonable efforts to facilitate such sale or transfer in good faith (which shall include, without limitation, making management available to prospective buyers and providing customary due diligence material, subject to a customary confidentiality agreement).

5. To the extent further required, the Company will (i) cooperate in good faith with a Regulated Holder in order to avoid a Regulated Holder being deemed to control the Company or any successor or acquiring corporation or entity (as “control” is used for purposes of the BHCA) as a result of any arrangements with any Regulated Holder (ii) to avoid any circumstances under which the Regulated Holder would not be permitted to hold all or a portion of its shares of Series E-1 Preferred Stock or Series F-1 Preferred Stock, any shares of capital stock of the Company issuable upon conversion thereof, or any security of (w) the Company, (x) any successor thereto, (y) any acquiring corporation or (z) any entity the securities of which have been issued in respect of or exchange for any such shares of Series E-1 Preferred Stock or Series F-1 Preferred Stock or such capital stock, then-held by Regulated Holder, under the relevant banking laws, regulations and agency interpretations and guidance and (iii) take commercially reasonable efforts to provide that any security of the Company or of any successor or acquiring corporation or entity issued to a Regulated Holder in any transaction to which the Company is a party contains terms and characteristics that provide comparable assurance of compliance with any regulatory requirements applicable to the Regulated Holder as are provided by the Series E-1 Preferred Stock or Series F-1 Preferred Stock.

6. In the event of any conflict with any provision of this Amended and Restated Certificate of Incorporation, the terms of this Article VI shall prevail.

7. Notwithstanding anything to the contrary with in this Amended and Restated Certificate of Incorporation, any of the provisions of this Article VI (other than Section 1), and Sections 7(d) and 7(f) of Article V may be waived, either prospectively or retroactively, with the written consent of the Regulated Holders and Transferees then holding a majority of the shares of capital stock of the Company then held by all Regulated Holders and Transferees (calculated on an as-converted to Common Stock basis (with the Series E-1 Preferred Stock and Series F-1 Preferred Stock treated as being convertible (without actual conversion))).

8. Notwithstanding anything to the contrary in this Amended and Restated Certificate of Incorporation, this Article VI shall automatically terminate and be of no further force or effect at such time that no shares of the Company’s capital stock are held by any Regulated Holder or Transferee.

ARTICLE VII

The Board shall have the power to adopt, amend or repeal the Company’s Bylaws.

ARTICLE VIII

Election of directors need not be by written ballot unless the Company’s Bylaws shall so provide.

ARTICLE IX

To the fullest extent permitted by law, no director of the Company shall be personally liable for monetary damages for breach of fiduciary duty as a director. Without limiting the effect of the preceding sentence, if the Delaware General Corporation Law is hereafter amended to authorize the further elimination or limitation of the liability of a director, then the liability of a director of the Company shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

Neither any amendment nor repeal of this Article IX, nor the adoption of any provision of this Amended and Restated Certificate of Incorporation inconsistent with this Article IX, shall eliminate, reduce or otherwise adversely affect any limitation on the personal liability of a director of the Company existing at the time of such amendment, repeal or adoption of such an inconsistent provision.

To the fullest extent permitted by applicable law, the Company is authorized to provide indemnification of (and advancement of expenses to) agents of the Company (and any other persons to which Delaware General Corporation Law permits the Company to provide indemnification) through the Company’s Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the Delaware General Corporation Law, subject only to limits created by applicable Delaware General Corporation Law (statutory or non-statutory), with respect to actions for breach of duty to the Company, its stockholders, and others.

Any amendment, repeal or modification of the foregoing provisions of this Article IX shall not adversely affect any right or protection of a director, officer, agent, or other person existing at the time of, or increase the liability of any director of the Company with respect to any acts or omissions of such director, officer or agent occurring prior to, such amendment, repeal or modification.

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT

OF AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF BDC PAYMENTS HOLDINGS, INC.

The corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

FlRST: That at a meeting of the Board of Directors of BDC Payments Holdings, Inc. held June 27, 2019, resolutions were duly adopted setting forth a proposed amendment of the Amended and Restated Certificate of Incorporation of said corporation, declaring said amendment to be advisable. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that Article 1 of the Amended and Restated Certificate of Incorporation be amended and replaced in its entirety to read as follows:

Article 1

The name of the corporation is Bill.com Holdings, Inc.

SECOND: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 27th day of June, 2019.

By:	/s/ John Rettig
John Rettig, Chief Financial Officer